Exhibit 99.1

Heritage Commerce Corp Reports Net Income Available to Shareholders of $2.7 Million for the Fourth Quarter of 2012 and $8.7 Million for 2012

San Jose, CA – January 24, 2013 – Heritage Commerce Corp (Nasdaq: HTBK), the holding company (the “Company”) for Heritage Bank of Commerce (the “Bank”), today reported net income of $2.7 million for the fourth quarter of 2012, or $0.08 per average diluted common share, driven by strong deposit growth, increased loan demand and a lower provision for loan losses.  There were no dividends and discount accretion on preferred stock in the fourth quarter of 2012. Net income for the fourth quarter of 2011 was $2.9 million, which included the elimination of a $700,000 partial valuation allowance on the Company’s deferred tax asset.  After dividends and discount accretion on preferred stock of $601,000, net income available to common shareholders for the fourth quarter of 2011 was $2.3 million, or $0.07 per average diluted common share.  Income before income taxes for the fourth quarter of 2012 increased 23% to $3.8 million, compared to $3.1 million for the fourth quarter of 2011.

For the year ended December 31, 2012, net income available to common shareholders was $8.7 million, or $0.27 per average diluted common share. For the year ended December 31, 2011, net income available to common shareholders was $9.0 million, or $0.28 per average diluted common share, which included the elimination of a $3.7 million partial valuation allowance on the Company’s deferred tax asset. Income before income taxes for the year ended December 31, 2012 increased 35% to $14.2 million, compared to $10.5 million for the year ended December 31, 2011.  All results are unaudited.

“Throughout 2012, we remained focused on executing our capital management strategy, prudently managing our operations, investing in our franchise and producing steady growth and earnings.  As a result, and thanks to the dedication and hard work of our Board of Directors and employees, we posted our tenth consecutive quarter of profitability,” said Walter Kaczmarek, President and Chief Executive Officer.  “We significantly grew deposits both on a year-over-year and linked quarter basis.  We increased loan balances by $12.9 million, or 2%, during the fourth quarter of 2012 and by $47.7 million, or 6%, for the year ended December 31, 2012 from the comparable periods in 2011. Our strategy of developing strong relationships with our customers has led to our growth and earnings improvement.”

2012 Highlights (as of, or for the period ended December 31, 2012, except as noted):

◆	Net income was $2.7 million for the fourth quarter of 2012, marking the tenth consecutive profitable quarter.

◆
Pre-tax income for the fourth quarter of 2012 increased 23% to $3.8 million, compared to $3.1 million for the fourth quarter of 2011.  Pre-tax income for the year ended December 31, 2012 increased 35% to $14.2 million, compared to $10.5 million for the year ended December 31, 2011.

◆	Net interest income, before provision for loan losses, increased 4% to $12.2 million for the fourth quarter of 2012, from the same period a year ago.

◆
Late in the fourth quarter of 2012, the Company received significantly large demand deposits in the amount of $467.5 million from one customer, which were placed in the Bank on a temporary short-term basis.  Of this amount, $195.6 million was withdrawn prior to year end, for a net outstanding balance of $271.9 million at December 31, 2012.  An additional $233.7 million of these deposits were withdrawn in January 2013, as originally planned by the customer.  As a result of the short term nature of the funds, that excess liquidity was placed in low interest earning deposits at the Federal Reserve Bank.

◆	Deposits increased 15% at December 31, 2012, compared to December 31, 2011, and 7% from September 30, 2012, excluding the $271.9 million of short-term demand deposits from one customer.

●	Noninterest-bearing deposits, excluding $271.9 million of short-term demand deposits from one customer, increased 32% to $455.8 million at December 31, 2012, from $344.3 million at December 31, 2011.

●	Interest-bearing demand deposits increased 16% to $156.0 million at December 31, 2012, from $134.1 million at December 31, 2011.

◆
The cost of deposits declined 6 basis points to 0.22% for the fourth quarter of 2012, compared to 0.28% for the fourth quarter of 2011, and declined 14 basis points to 0.25% for the year ended December 31, 2012, compared to 0.39% for the year ended December 31, 2011.  The previously discussed large amount of short-term demand deposits from one customer reduced the cost of deposits by one basis point during the fourth quarter of 2012.

◆
Total assets at December 31, 2012 increased 9% from December 31, 2011, excluding the short-term deposits of $271.9 million at the Federal Reserve Bank offsetting the short-term demand deposits from one customer.

◆	Loans (excluding loans-held-for-sale) increased 6% to $812.3 million at December 31, 2012, compared to $764.6 million at December 31, 2011.

◆	Nonperforming assets totaled $19.5 million at December 31, 2012, compared to $19.1 million at December 31, 2011, and $22.0 million, at September 30, 2012.

◆
Classified assets, net of Small Business Administration (“SBA”) guarantees, decreased 38% to $36.8 million at December 31, 2012 from $59.5 million a year ago and decreased 20% from $46.0 million in the preceding quarter.

◆
The allowance for loan losses was $19.0 million at December 31, 2012, a decline of 8% from $20.7 million at December 31, 2011, and relatively flat compared to the third quarter of 2012.  The provision for loan losses for the fourth quarter of 2012 was $669,000, a decline of 46% from $1.2 million for the fourth quarter of 2011, and a decline of 44% from $1.2 million for the third quarter of 2012.

◆	Net charge-offs declined to $766,000 for the fourth quarter of 2012, compared to $1.6 million for the fourth quarter of 2011, and $2.1 million for the third quarter of 2012.

“Asset quality continued to improve with net charge-offs and total classified assets declining meaningfully both for the year and the quarter,” added Mr. Kaczmarek. “Because of the continued improvement in our asset quality and the gradual strengthening of the Northern California regional economy, our provision for loan losses is significantly lower at $2.8 million for the year ended December 31, 2012, compared to $4.5 million a year ago.”

◆
During the first quarter of 2012, the Company repurchased all of the $40 million Series A Preferred Stock issued to the U.S. Treasury Department under the TARP Capital Purchase Program. The Company used available cash and proceeds from a $30 million cash distribution from the Bank to the Company. The repurchase of the Series A Preferred Stock will save $2.0 million in annual dividends.

◆
During the third quarter of 2012, the Company completed the redemption of $14 million fixed-rate subordinated debt, which will reduce approximately $1.5 million (pre-tax) of interest expense on an annual basis going forward.  A $15 million distribution from the Bank to the Company provided the cash for the redemption.  The Company incurred a charge of $601,300 in the third quarter of 2012, for the early payoff premium on the redemption of the subordinated debt.

◆
Although the repurchase of the $40 million Series A Preferred Stock and the redemption of the $14 million fixed-rate subordinated debt reduced regulatory capital levels, capital ratios exceed regulatory requirements for a well-capitalized financial institution at the holding company and bank level at December 31, 2012.

Capital Ratios	Heritage Commerce Corp	Heritage Bank of Commerce	Well-Capitalized Financial Institution Regulatory Guidelines
Total Risk-Based	16.2%	15.3%	10.0%
Tier 1 Risk-Based	15.0%	14.0%	6.0%
Leverage	11.5%	10.7%	5.0%

Operating Results

Net interest income, before the provision for loan losses, increased 4% to $12.2 million in the fourth quarter of 2012, from $11.8 million in the fourth quarter a year ago, and increased 3% from $11.8 million in the third quarter of 2012, primarily due to an increase in the average balance of loans and investment securities, and a decrease in the rates paid on interest-bearing liabilities. For the year ended December 31, 2012, net interest income was $48.4 million, compared to $46.2 million a year ago, primarily due to an increase in the average balance of investment securities, and a decrease in the average balance and rates paid on interest-bearing liabilities, partially offset by a decrease in the average balance of loans.

“As anticipated, the net interest margin continued to be impacted as a result of lower rates on loan renewals.  Also impacting the net interest margin this quarter was our significantly increased short-term deposits at the Federal Reserve Bank which was a result of the aforementioned short-term demand deposits from one customer,” commented Mr. Kaczmarek.  For the fourth quarter 2012, the net interest margin was 3.74%, down 3 basis points from 3.77% for the third quarter of 2012 and down 13 basis points from 3.87% a year ago.  Excluding the impact of ten basis points to the net interest margin as a result of the large fluctuating short-term demand deposits from one customer, the net interest margin for the fourth quarter of 2012 was 3.85%.  For the year ended December 31, 2012, the net interest margin was 3.88%, compared to 3.94% a year ago.  The net interest margin for the quarter and year ended December 31, 2012 compared to the comparable period in 2011 also declined from lower yields on securities and loans, partially offset by a lower cost of funds.

The provision for loan losses declined to $669,000 for the fourth quarter of 2012, compared to $1.2 million for the same quarter a year ago and $1.2 million for the third quarter of 2012.  For the year ended December 31, 2012, the provision for loan losses was $2.8 million, compared to $4.5 million a year ago.

Primarily due to lower gains on the sales of securities and SBA loans, noninterest income was $2.1 million for the fourth quarter of 2012, compared to $2.4 million for the fourth quarter a year ago, and $2.9 million for the third quarter of 2012.  Noninterest income for the year ended December 31, 2012 was $8.9 million, compared to $8.4 million a year ago.  The increase was primarily due to a higher gain on sales of securities, partially offset by a lower gain on sales of SBA loans.

The Company sold $14.2 million of agency mortgage-backed securities for a gain of $396,000 during the fourth quarter of 2012, compared to $459,000 gain on the sales of securities during the fourth quarter of 2011, and a $1.1 million gain on the sales of securities during the third quarter of 2012.

Noninterest expense was $9.8 million for the fourth quarter 2012, compared to $9.9 million for the fourth quarter of 2011, and $10.1 million for the third quarter of 2012.  Noninterest expense for the year ended December 31, 2012 was $40.3 million, compared to $39.6 million a year ago. “The increase in expenses from year to year primarily resulted from the early payoff premium on the redemption of the $14 million fixed-rate subordinated debt, which resulted in a  charge of $601,300 during the third quarter of 2012,” added  Mr. Kaczmarek.  The redemption of the fixed-rate subordinated debt will reduce approximately $1.5 million (pre-tax) of interest expense on an annual basis going forward.

Income tax expense for the fourth quarter of 2012 was $1.2 million, compared to $234,000 for the fourth quarter of 2011 (net of the elimination of a $700,000 partial valuation allowance on the Company’s deferred tax asset), and $939,000 for the third quarter of 2012. For the year ended December 31, 2012, income tax expense was $4.3 million, compared to a tax benefit of $834,000 a year ago. The income tax benefit for the year ended December 31, 2011 included the elimination of a $3.7 million partial valuation allowance on the Company’s deferred tax asset.

The efficiency ratio for the fourth quarter of 2012 was 68.45%, compared to 69.38% for the fourth quarter of 2011, and 68.69% for the third quarter of 2012.  The efficiency ratio was 70.32% for the year ended December 31, 2012, compared to 72.51% for the year ended December 31, 2011.

Balance Sheet Review, Capital Management and Credit Quality

The Company’s total assets increased 30% to $1.69 billion at December 31, 2012, from $1.31 billion a year ago, and increased 25% from $1.36 billion at September 30, 2012.  Excluding the short-term deposits of $271.9 million at the Federal Reserve Bank offsetting the short-term demand deposits from one customer, total assets at December 31, 2012 increased 9% from December 31, 2011, and increased 5% from September 30, 2012.

The investment securities available-for-sale portfolio totaled $367.9 million at December 31, 2012, a decrease of 3% from $380.5 million at December 31, 2011, and a decrease of 10% from $410.8 million at September 30, 2012.  At December 31, 2012, the securities available-for-sale portfolio was comprised of $291.2 million agency mortgage-backed securities (all issued by U.S. Government sponsored entities), $55.6 million of corporate bonds, and $21.1 million of single entity issue trust preferred securities.

At December 31, 2012, investment securities held-to-maturity totaled $51.5 million, compared to no investment securities held-to-maturity at December 31, 2011 and $25.6 million at September 30, 2012.  At December 31, 2012, the securities held-to-maturity portfolio, at amortized cost, was comprised of $34.9 million tax-exempt municipal bonds and $16.6 million agency mortgage-backed securities.

Loans, excluding loans held-for-sale, totaled $812.3 million at December 31, 2012, an increase of 6% from $764.6 million at December 31, 2011, and an increase of 2% from $799.4 million at September 30, 2012.  The loan portfolio remains well-diversified with commercial and industrial (“C&I”) loans accounting for 46% of the portfolio at December 31, 2012.  Commercial and residential real estate loans accounted for 44% of the total loan portfolio, of which 51% were owner-occupied by businesses.  Consumer and home equity loans accounted for 7% of total loans, and land and construction loans accounted for the remaining 3% of total loans at December 31, 2012.

“With the continued improvement in the regional economy and the marketing efforts by our seasoned bankers, we are generating a consistent pipeline of lending opportunities,” said Mr. Kaczmarek.  “With our recent hires at the end of 2012, we expect to expand our efforts in C&I, real estate, and SBA lending,” continued Mr. Kaczmarek.

The yield on the loan portfolio was 5.00% for the fourth quarter of 2012, compared to 5.39% for the same period in 2011, and 5.10% for the third quarter of 2012.  The yield on the loan portfolio was 5.18% for the year ended December 31, 2012, compared to 5.32% for the same period in 2011.  The decrease in the yield on the loan portfolio for the quarter and year ended December 31 2012, compared to the comparable period in 2011, was primarily a result of lower rates on loan renewals.

Nonperforming assets (“NPAs”) were $19.5 million, or 1.15% of total assets, at December 31, 2012, compared to $19.1 million, or 1.47% of total assets, a year ago.  NPAs were 1.37% of total assets at December 31, 2012, excluding the short-term deposits of $271.9 million at the Federal Reserve Bank offsetting the short-term demand deposits from one customer.  At September 30, 2012, NPAs totaled $22.0 million, or 1.62% of total assets.  The following is a breakout of NPAs at December 31, 2012:

	Balance	% of Total
Commercial and industrial loans	$4,870	25%
Commercial real estate loans	4,676	24%
SBA loans	2,982	15%
Home equity and consumer loans	2,584	13%
Land and construction loans	2,223	12%
Foreclosed assets	1,270	7%
Restructured and loans over 90 days past due and accruing	859	4%
	$19,464	100%

At December 31, 2012, the $19.5 million of NPAs included $943,000 of loans guaranteed by the SBA and $859,000 of restructured loans still accruing interest income.  Foreclosed assets were $1.3 million at December 31, 2012, compared to $2.3 million at December 31, 2011, and $2.9 million at September 30, 2012.

Classified assets (net of SBA guarantees) decreased to $36.8 million at December 31, 2012, from $59.5 million at December 31, 2011, and $46.0 million at September 30, 2012.

The following table summarizes the allowance for loan losses:

	For the Quarter Ended:
	December 31,	September 30,	December 31,
	2012	2012	2011
ALLOWANCE FOR LOAN LOSSES
(in $000's, unaudited)
Balance at beginning of quarter	$19,124	$20,023	$21,049
Provision for loan losses during the quarter	669	1,200	1,230
Net charge-offs during the quarter	(766)	(2,099)	(1,579)
Balance at end of quarter	$19,027	$19,124	$20,700

Total loans	$812,313	$799,393	$764,591
Total nonperforming loans	$18,194	$19,118	$16,830

Allowance for loan losses to total loans	2.34%	2.39%	2.71%
Allowance for loan losses to total nonperforming loans,
excluding nonaccrual loans - held-for-sale	104.58%	100.03%	124.37%

The decrease in the allowance for loan losses at December 31, 2012, compared to December 31, 2011 and September 30, 2012, was primarily due to improved risk grading and credit metrics on non-impaired real estate loans, as well as a decline in historical charge-off levels.

Deposits totaled $1.48 billion at December 31, 2012, compared to $1.05 billion at December 31, 2011, and $1.14 billion at September 30, 2012.  Total deposits, excluding brokered deposits and the short-term demand deposits of $271.9 million to one customer, were $1.1 billion at December 31, 2012, compared to $964.7 million at December 31, 2011, and $1.0 billion at September 30, 2012.  At December 31, 2012, brokered deposits increased 15% to $97.8 million, from $84.7 million at December 31, 2011, and increased 10% from $89.2 million at September 30, 2012.

The total cost of deposits decreased 6 basis points to 0.22% during the fourth quarter of 2012, from 0.28% during the fourth quarter of 2011, and decreased 2 basis points from 0.24% during the third quarter of 2012, primarily as a result of an increase in noninterest-bearing demand deposits.  The short-term demand deposits to one customer reduced the cost of deposits by one basis point during the fourth quarter of 2012.

Subordinated debt decreased to $9.3 million at December 31, 2012, compared to $23.7 million at December 31, 2011, as a result of the redemption of $14 million fixed-rate subordinated debt during the third quarter of 2012.  Subordinated debt was also $9.3 million at September 30, 2012.

Largely due to the $40 million repurchase of the Series A Preferred Stock during the first quarter of 2012, tangible equity was $167.7 million at December 31, 2012, compared to $195.3 million at December 31, 2011. Tangible equity was $166.9 million at September 30, 2012.  Tangible book value per common share was $5.63 at December 31, 2012, compared to $5.20 a year ago, and $5.60 at September 30, 2012.  In the per common share data attached, the Company presents the pro forma tangible book value per share, assuming the Company’s outstanding Series C Preferred Stock issued in June 2010 is converted into common stock.  There were 21,004 shares of Series C Preferred Stock outstanding at December 31, 2012 and the Series C Preferred Stock is convertible into an aggregate of 5.6 million shares of common stock at a conversion price of $3.75, upon a transfer of the Series C Preferred Stock in a widely dispersed offering.

Accumulated other comprehensive income was $2.7 million at December 31, 2012, compared to $955,000 a year ago, and $4.8 million at September 30, 2012. The components of other comprehensive income, net of taxes, at December 31, 2012 include the following: an unrealized gain on available-for-sale and held-to-maturity securities of $7.4 million; an unrealized loss on split dollar insurance contracts of ($2.3) million; an unrealized loss on the supplemental executive retirement plan of ($3.4) million; and an unrealized gain on interest-only strip from SBA loans of $1.0 million.

Heritage Commerce Corp,a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Danville, Fremont, Gilroy, Los Altos, Los Gatos, Morgan Hill, Mountain View, Pleasanton, and Walnut Creek.  Heritage Bank of Commerce is an SBA Preferred Lender with an additional Loan Production Office in Santa Rosa, California.  For more information, please visit www.heritagecommercecorp.com.

Forward Looking Statement Disclaimer

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. The forward-looking statements could be affected by many factors, including but not limited to: (1) competition for loans and deposits and failure to attract or retain deposits and loans; (2) local, regional, and national economic conditions and events and the impact they may have on us and our customers, and our assessment of that impact on our estimates including, the allowance for loan losses; (3) risks associated with concentrations in real estate related loans; (4) changes in the level of nonperforming assets and charge-offs and other credit quality measures, and their impact on the adequacy of the Company’s allowance for loan losses and the Company’s provision for loan losses; (5) the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Open Market Committee of the Federal Reserve Board; (6) stability of funding sources and continued availability of borrowings;  (7) our ability to raise capital or incur debt on reasonable terms; (8) regulatory limits on Heritage Bank of Commerce’s ability to pay dividends to the Company; (9) continued volatility in credit and equity markets and its effect on the global economy; (10) the impact of reputational risk on such matters as business generation and retention, funding and liquidity; (11) oversupply of inventory and continued deterioration in values of California commercial real estate; (12) a prolonged slowdown in construction activity; (13) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and executive compensation) which we must comply, including but not limited to, the Dodd-Frank Act of 2010; (14) the effects of security breaches and computer viruses that may affect our computer systems; (15) changes in consumer spending, borrowings and saving habits; (16) changes in the competitive environment among financial or bank holding companies and other financial service providers; (17) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; (18) the costs and effects of legal and regulatory developments, including resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews; (19) the ability to increase market share and control expenses; and (20) our success in managing the risks involved in the foregoing items. For a discussion of factors which could cause results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company’s press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Member FDIC

	For the Quarter Ended:			Percent Change From:		For the Year Ended:
CONSOLIDATED STATEMENTS OF INCOME	Dec. 31,	Sep. 30,	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,	Percent
(in $000's, unaudited)	2012	2012	2011	2012	2011	2012	2011	Change
Interest income	$12,958	$12,862	$13,010	1%	0%	$52,565	$52,031	1%
Interest expense	747	1,038	1,222	-28%	-39%	4,187	5,875	-29%
Net interest income before provision for loan losses	12,211	11,824	11,788	3%	4%	48,378	46,156	5%
Provision for loan losses	669	1,200	1,230	-44%	-46%	2,784	4,469	-38%
Net interest income after provision for loan losses	11,542	10,624	10,558	9%	9%	45,594	41,687	9%
Noninterest income:
Service charges and fees on deposit accounts	567	575	597	-1%	-5%	2,333	2,355	-1%
Servicing income	407	429	462	-5%	-12%	1,743	1,743	0%
Increase in cash surrender value of life insurance	428	434	436	-1%	-2%	1,720	1,706	1%
Gain on sales of securities	396	1,105	459	-64%	-14%	1,560	459	240%
Gain on sales of SBA loans	69	221	337	-69%	-80%	702	1,461	-52%
Other	237	184	132	29%	80%	807	698	16%
Total noninterest income	2,104	2,948	2,423	-29%	-13%	8,865	8,422	5%

Noninterest expense:
Salaries and employee benefits	5,342	5,336	5,069	0%	5%	21,722	20,574	6%
Occupancy and equipment	993	1,041	1,002	-5%	-1%	3,997	4,083	-2%
Professional fees	608	587	859	4%	-29%	2,876	2,861	1%
Premium on redemption of subordinated debt	-	601	-	-100%	N/A	601	-	N/A
Other	2,856	2,582	2,930	11%	-3%	11,060	12,054	-8%
Total noninterest expense	9,799	10,147	9,860	-3%	-1%	40,256	39,572	2%
Income before income taxes	3,847	3,425	3,121	12%	23%	14,203	10,537	35%
Income tax expense (benefit)	1,178	939	234	25%	403%	4,294	(834)	615%
Net income	2,669	2,486	2,887	7%	-8%	9,909	11,371	-13%
Dividends and discount accretion on preferred stock	-	-	(601)	N/A	-100%	(1,206)	(2,333)	-48%
Net income available to common shareholders	$2,669	$2,486	$2,286	7%	17%	$8,703	$9,038	-4%

PER COMMON SHARE DATA
(unaudited)
Basic earnings per share	$0.08	$0.08	$0.07	0%	14%	$0.27	$0.28	-4%
Diluted earnings per share	$0.08	$0.08	$0.07	0%	14%	$0.27	$0.28	-4%
Common shares outstanding at period-end	26,322,147	26,320,184	26,295,001	0%	0%	26,322,147	26,295,001	0%
Pro forma common shares outstanding at period-end, assuming
Series C preferred stock was converted into common stock	31,923,147	31,921,184	31,896,001	0%	0%	31,923,147	31,896,001	0%
Book value per share	$5.71	$5.68	$5.30	1%	8%	$5.71	$5.30	8%
Tangible book value per share	$5.63	$5.60	$5.20	1%	8%	$5.63	$5.20	8%
Pro forma tangible book value per share, assuming Series C
preferred stock was converted into common stock	$5.25	$5.23	$4.90	0%	7%	$5.25	$4.90	7%

KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	6.25%	5.91%	5.83%	6%	7%	5.75%	6.02%	-4%
Annualized return on average tangible equity	6.32%	5.99%	5.90%	6%	7%	5.83%	6.11%	-5%
Annualized return on average assets	0.75%	0.73%	0.86%	3%	-13%	0.73%	0.89%	-18%
Annualized return on average tangible assets	0.75%	0.73%	0.86%	3%	-13%	0.73%	0.89%	-18%
Net interest margin	3.74%	3.77%	3.87%	-1%	-3%	3.88%	3.94%	-2%
Efficiency ratio	68.45%	68.69%	69.38%	0%	-1%	70.32%	72.51%	-3%

AVERAGE BALANCES
(in $000's, unaudited)
Average assets	$1,409,298	$1,359,990	$1,327,597	4%	6%	$1,353,434	$1,275,210	6%
Average tangible assets	$1,407,222	$1,357,789	$1,325,027	4%	6%	$1,351,176	$1,272,448	6%
Average earning assets	$1,305,332	$1,247,309	$1,207,869	5%	8%	$1,249,020	$1,170,177	7%
Average loans held-for-sale	$3,036	$3,036	$3,513	0%	-14%	$2,735	$6,387	-57%
Average total loans	$796,045	$788,549	$773,658	1%	3%	$784,297	$797,681	-2%
Average deposits	$1,191,895	$1,125,283	$1,056,201	6%	13%	$1,123,762	$1,019,450	10%
Average demand deposits - noninterest-bearing	$457,214	$393,204	$353,588	16%	29%	$392,131	$334,676	17%
Average interest-bearing deposits	$734,681	$732,079	$702,613	0%	5%	$731,631	$684,774	7%
Average interest-bearing liabilities	$745,067	$753,436	$726,341	-1%	3%	$752,201	$710,121	6%
Average equity	$170,004	$167,407	$196,587	2%	-14%	$172,193	$188,940	-9%
Average tangible equity	$167,928	$165,206	$194,017	2%	-13%	$169,935	$186,178	-9%

	End of Period:			Percent Change From:
CONSOLIDATED BALANCE SHEETS	Dec. 31,	Sep. 30,	Dec. 31,	Sep. 30,	Dec. 31,
(in $000's, unaudited)	2012	2012	2011	2012	2011
ASSETS
Cash and due from banks	$16,520	$23,345	$20,861	-29%	-21%
Federal funds sold and interest-bearing
deposits in other financial institutions	357,045	8,165	52,011	4273%	586%
Securities available-for-sale, at fair value	367,912	410,756	380,455	-10%	-3%
Securities held-to-maturity, at amortized cost (fair value of $50,964 at December 31, 2012)	51,472	25,592	-	101%	N/A
Loans held-for-sale - SBA, including deferred costs	3,409	1,476	753	131%	353%
Loans held-for-sale - other, including deferred costs	-	-	413	N/A	-100%
Loans:
Commercial	375,469	377,520	366,590	-1%	2%
Real estate:
Commercial and residential	354,934	336,573	311,479	5%	14%
Land and construction	22,352	24,068	23,016	-7%	-3%
Home equity	43,865	45,565	52,017	-4%	-16%
Consumer	15,714	15,649	11,166	0%	41%
Loans	812,334	799,375	764,268	2%	6%
Deferred loan (fees) costs, net	(21)	18	323	-217%	-107%
Total loans, including deferred fees	812,313	799,393	764,591	2%	6%
Allowance for loan losses	(19,027)	(19,124)	(20,700)	-1%	-8%
Loans, net	793,286	780,269	743,891	2%	7%
Company owned life insurance	48,358	47,929	46,388	1%	4%
Premises and equipment, net	7,469	7,627	7,980	-2%	-6%
Intangible assets	2,000	2,123	2,491	-6%	-20%
Accrued interest receivable and other assets	45,841	48,758	50,951	-6%	-10%
Total assets	$1,693,312	$1,356,040	$1,306,194	25%	30%

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Demand, noninterest-bearing	$727,684	$405,880	$344,303	79%	111%
Demand, interest-bearing	155,951	159,361	134,119	-2%	16%
Savings and money market	272,047	281,579	282,478	-3%	-4%
Time deposits - under $100	25,157	26,513	28,557	-5%	-12%
Time deposits - $100 and over	190,502	170,430	168,874	12%	13%
Time deposits - brokered	97,807	89,172	84,726	10%	15%
CDARS - money market and time deposits	10,220	5,098	6,371	100%	60%
Total deposits	1,479,368	1,138,033	1,049,428	30%	41%
Subordinated debt	9,279	9,279	23,702	0%	-61%
Accrued interest payable and other liabilities	34,924	39,727	35,233	-12%	-1%
Total liabilities	1,523,571	1,187,039	1,108,363	28%	37%

Shareholders' Equity:
Series A preferred stock, net	-	-	39,013	N/A	-100%
Series C preferred stock, net	19,519	19,519	19,519	0%	0%
Common stock	131,820	131,615	131,172	0%	0%
Retained earnings	15,721	13,052	7,172	20%	119%
Accumulated other comprehensive income	2,681	4,815	955	-44%	181%
Total shareholders' equity	169,741	169,001	197,831	0%	-14%
Total liabilities and shareholders' equity	$1,693,312	$1,356,040	$1,306,194	25%	30%

	End of Period:			Percent Change From:
	December 31,	September 30,	December 31,	September 30,	December 31,
	2012	2012	2011	2012	2011
CREDIT QUALITY DATA
(in $000's, unaudited)
Nonaccrual loans - held-for-sale	$-	$-	$186	N/A	-100%
Nonaccrual loans - held-for-investment	17,335	17,396	14,353	0%	21%
Restructured and loans over 90 days past due and still accruing	859	1,722	2,291	-50%	-63%
Total nonperforming loans	18,194	19,118	16,830	-5%	8%
Foreclosed assets	1,270	2,889	2,312	-56%	-45%
Total nonperforming assets	$19,464	$22,007	$19,142	-12%	2%
Other restructured loans still accruing	$1,450	$704	$1,270	106%	14%
Net charge-offs during the quarter	$766	$2,099	$1,579	-64%	-51%
Provision for loan losses during the quarter	$669	$1,200	$1,230	-44%	-46%
Allowance for loan losses	$19,027	$19,124	$20,700	-1%	-8%
Classified assets*	$36,810	$46,002	$59,539	-20%	-38%
Allowance for loan losses to total loans	2.34%	2.39%	2.71%	-2%	-14%
Allowance for loan losses to total nonperforming loans	104.58%	100.03%	122.99%	5%	-15%
Allowance for loan losses to total nonperforming loans,
excluding nonaccrual loans - held-for-sale	104.58%	100.03%	124.37%	5%	-16%
Nonperforming assets to total assets	1.15%	1.62%	1.47%	-29%	-22%
Nonperforming loans to total loans plus
nonaccrual loans - held-for-sale	2.24%	2.39%	2.20%	-6%	2%
Classified assets* to Heritage Commerce Corp Tier 1
capital plus allowance for loan losses	21%	27%	27%	-22%	-22%
Classified assets* to Heritage Bank of Commerce Tier 1
capital plus allowance for loan losses	22%	28%	30%	-21%	-27%

OTHER PERIOD-END STATISTICS
(in $000's, unaudited)
Heritage Commerce Corp:
Tangible equity	$167,741	$166,878	$195,340	1%	-14%
Tangible common equity	$148,222	$147,359	$136,808	1%	8%
Shareholders' equity / total assets	10.02%	12.46%	15.15%	-20%	-34%
Tangible equity / tangible assets	9.92%	12.33%	14.98%	-20%	-34%
Tangible common equity / tangible assets	8.76%	10.88%	10.49%	-19%	-16%
Loan to deposit ratio	54.91%	70.24%	72.86%	-22%	-25%
Noninterest-bearing deposits / total deposits	49.19%	35.67%	32.81%	38%	50%
Total risk-based capital ratio	16.2%	16.1%	21.9%	1%	-26%
Tier 1 risk-based capital ratio	15.0%	14.8%	20.6%	1%	-27%
Leverage ratio	11.5%	11.6%	15.3%	-1%	-25%

Heritage Bank of Commerce:
Total risk-based capital ratio	15.3%	15.1%	19.7%	1%	-22%
Tier 1 risk-based capital ratio	14.0%	13.8%	18.5%	1%	-24%
Leverage ratio	10.7%	10.9%	13.7%	-2%	-22%

*Net of SBA guarantees

	For the Quarter Ended			For the Quarter Ended
	December 31, 2012			December 31, 2011
		Interest	Average		Interest	Average
NET INTEREST INCOME AND NET INTEREST MARGIN	Average	Income/	Yield/	Average	Income/	Yield/
(in $000's, unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross(1)	$799,081	$10,046	5.00%	$777,171	$10,565	5.39%
Securities - taxable	422,830	2,765	2.60%	344,931	2,391	2.75%
Securities - tax exempt(2)	16,878	165	3.88%	-	-	-
Federal funds sold and interest-bearing
deposits in other financial institutions	66,543	40	0.24%	85,767	54	0.25%
Total interest earning assets(2)	1,305,332	13,016	3.97%	1,207,869	13,010	4.27%
Cash and due from banks	22,341			21,154
Premises and equipment, net	7,569			7,551
Intangible assets	2,076			2,570
Other assets	71,980			88,453
Total assets	$1,409,298			$1,327,597

Liabilities and shareholders' equity:
Deposits:
Demand, noninterest-bearing	$457,214			$353,588

Demand, interest-bearing	156,638	56	0.14%	134,683	50	0.15%
Savings and money market	278,019	123	0.18%	285,781	171	0.24%
Time deposits - under $100	25,668	27	0.42%	29,567	44	0.59%
Time deposits - $100 and over	176,144	226	0.51%	155,566	265	0.68%
Time deposits - brokered	92,702	222	0.95%	88,311	217	0.97%
CDARS - money market and time deposits	5,510	1	0.07%	8,705	4	0.18%
Total interest-bearing deposits	734,681	655	0.35%	702,613	751	0.42%
Total deposits	1,191,895	655	0.22%	1,056,201	751	0.28%

Subordinated debt	9,279	91	3.90%	23,702	471	7.88%
Short-term borrowings	1,107	1	0.36%	26	-	N/A
Total interest-bearing liabilities	745,067	747	0.40%	726,341	1,222	0.67%
Total interest-bearing liabilities and demand,
noninterest-bearing / cost of funds	1,202,281	747	0.25%	1,079,929	1,222	0.45%
Other liabilities	37,013			51,081
Total liabilities	1,239,294			1,131,010
Shareholders' equity	170,004			196,587
Total liabilities and shareholders' equity	$1,409,298			$1,327,597

Net interest income(2) / margin		12,269	3.74%		$11,788	3.87%
Less tax equivalent adjustment(2)		(58)			-
Net interest income		$12,211			$11,788

(1)Includes loans held-for-sale. Yield amounts earned on loans include loan fees and costs. Nonaccrual loans are included in average balance.
(2)Reflects tax equivalent adjustment for tax exempt income based on a 35% tax rate.

	For the Year Ended			For the Year Ended
	December 31, 2012			December 31, 2011
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Loans, gross(1)	$787,032	$40,800	5.18%	$804,068	$42,769	5.32%
Securities - taxable	404,913	11,519	2.84%	297,231	9,088	3.06%
Securities - tax exempt(2)	4,575	172	3.77%	-	-	-
Federal funds sold and interest-bearing
deposits in other financial institutions	52,500	134	0.26%	68,878	174	0.25%
Total interest earning assets(2)	1,249,020	52,625	4.21%	1,170,177	52,031	4.45%
Cash and due from banks	21,583			21,077
Premises and equipment, net	7,774			8,022
Intangible assets	2,258			2,762
Other assets	72,799			73,172
Total assets	$1,353,434			$1,275,210

Liabilities and shareholders' equity:
Deposits:
Demand, noninterest-bearing	$392,131			$334,676

Demand, interest-bearing	150,476	223	0.15%	133,538	238	0.18%
Savings and money market	288,980	611	0.21%	279,250	892	0.32%
Time deposits - under $100	27,337	132	0.48%	31,549	230	0.73%
Time deposits - $100 and Over	167,804	958	0.57%	131,756	1,298	0.99%
Time deposits - brokered	91,278	867	0.95%	92,278	1,217	1.32%
CDARS - money market and time deposits	5,756	9	0.16%	16,403	67	0.41%
Total interest-bearing deposits	731,631	2,800	0.38%	684,774	3,942	0.58%
Total deposits	1,123,762	2,800	0.25%	1,019,450	3,942	0.39%

Subordinated debt	19,052	1,383	7.26%	23,702	1,871	7.89%
Securities sold under agreement to repurchase	-	-	N/A	712	24	3.37%
Short-term borrowings	1,518	4	0.26%	933	38	4.07%
Total interest-bearing liabilities	752,201	4,187	0.56%	710,121	5,875	0.83%
Total interest-bearing liabilities and demand,
noninterest-bearing / cost of funds	1,144,332	4,187	0.37%	1,044,797	5,875	0.56%
Other liabilities	36,909			41,473
Total liabilities	1,181,241			1,086,270
Shareholders' equity	172,193			188,940
Total liabilities and shareholders' equity	$1,353,434			$1,275,210

Net interest income(2) / margin		48,438	3.88%		46,156	3.94%
Less tax equivalent adjustment(2)		(60)			-
Net interest income		$48,378			$46,156

(1)Includes loans held-for-sale. Yield amounts earned on loans include loan fees and costs. Nonaccrual loans are included in average balance.
(2)Reflects tax equivalent adjustment for tax exempt income based on a 35% tax rate.